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                                                                 Exhibit (a)(4)

                         COOPER RIVER PROPERTIES, L.L.C
                          One Insignia Financial Plaza
                        Greenville, South Carolina 29602



                               September 23, 1998


To:      The Limited Partners of
         Multi-Benefit Realty Fund '87-1

         Enclosed for your review and consideration are documents relating to an offer by Cooper River Properties, L.L.C. ("Cooper River") to purchase your Class A units of limited partnership interest in Multi-Benefit Realty Fund '87-1 for $55 in cash per Class A Unit. This offer will expire midnight, New York City time on October 21, 1998 (unless extended by Cooper River).

         Cooper River is an affiliate of the General Partner of the Partnership.

         THE ENCLOSED DOCUMENTS CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU DECIDE WHETHER TO SELL YOUR UNITS TO COOPER RIVER PURSUANT TO THIS OFFER.

         If you have any questions concerning the terms of the offer, or need assistance completing the forms necessary to tender your Units, please contact our Information Agent, Beacon Hill Partners, at (800) 854-9486.

         Thank you.





                                                Sincerely,


                                                Cooper River Properties, L.L.C.